Filed Pursuant to Rule 424(b)(2)
                                     File Number 333-29929

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 24, 1997

                                  $175,000,000

                       MACSAVER FINANCIAL SERVICES, INC.

                         7.60% NOTES DUE AUGUST 1, 2007

                            GUARANTEED AS TO PAYMENT
                          OF PRINCIPAL AND INTEREST BY
[LOGO]
                             HEILIG-MEYERS COMPANY
                            ------------------------

     The Notes are being offered by MacSaver Financial Services, Inc. Interest on the Notes is payable on February 1 and August 1 of each year, commencing February 1, 1998. The Notes are not redeemable prior to maturity and do not provide for any sinking fund.

     The Notes will be issued in fully registered, book-entry form in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more global notes (the "Global Notes") registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in certificated form will not be issued. See "Description of Notes."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                  OFFENSE.

                            ------------------------

                                                                   INITIAL PUBLIC         UNDERWRITING          PROCEEDS TO
                                                                 OFFERING PRICE(1)        DISCOUNT(2)          MACSAVER(1)(3)
                                                                --------------------  --------------------  --------------------
Per Note......................................................        99.867%                1.00%                98.867%
Total.........................................................      $174,767,250           $1,750,000           $173,017,250

---------------

(1) Plus accrued interest from August 1, 1997.

(2) MacSaver Financial Services, Inc. and Heilig-Meyers Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $269,000 payable by MacSaver Financial Services, Inc.

                            ------------------------

     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Global Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about August 5, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                        NATIONSBANC CAPITAL MARKETS, INC.
                                                            SALOMON BROTHERS INC

                            ------------------------

            The date of this Prospectus Supplement is July 31, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                            ------------------------

                                   THE ISSUER

     MacSaver Financial Services, Inc. ("MacSaver") is a Delaware corporation and a wholly-owned subsidiary of Heilig-Meyers Company ("Heilig-Meyers"). The principal business of MacSaver is to obtain financing for the operations of Heilig-Meyers and its other subsidiaries. In addition, MacSaver generally acquires and holds the aggregate principal amount of installment credit accounts generated by Heilig-Meyers' operating subsidiaries. The executive offices of MacSaver are located at 2 Reads Way, Suite 224, New Castle, Delaware 19720. The telephone number is (302) 325-3841.

                             HEILIG-MEYERS COMPANY

     Heilig-Meyers is the nation's largest publicly held specialty retailer of home furnishings, with 1,163 stores in 38 states, Washington, D.C. and Puerto Rico as of July 1, 1997. Heilig-Meyers currently operates stores under five names and retail formats: (i) 845 as Heilig-Meyers; (ii) 32 as Berrios; (iii) 99 as Rhodes; (iv) 18 as The RoomStore; and (v) 169 as Mattress Discounters. Heilig-Meyers' executive offices are located at 2235 Staples Mill Road, Richmond, Virginia 23230. The telephone number is (804) 359-9171.

                                USE OF PROCEEDS

     MacSaver intends to use the net proceeds from the sale of the Notes to repay a portion of MacSaver's short-term bank debt incurred to provide working capital having a weighted average interest rate of 6.0% and a weighted average maturity of 15 days as of July 31, 1997.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Heilig-Meyers at May 31, 1997, and as adjusted to give effect to the application of proceeds of the offering of the Notes, after deduction of $2,019,000 in underwriters' compensation and estimated expenses.

                                                                                                         MAY 31, 1997
                                                                                                   ------------------------
                                                                                                                     AS
                                                                                                     ACTUAL       ADJUSTED
                                                                                                   ----------    ----------
                                                                                                       (UNAUDITED, $ IN
                                                                                                          THOUSANDS)

Cash............................................................................................   $   21,848    $   21,848
                                                                                                   ----------    ----------
                                                                                                   ----------    ----------
Short-term debt:
  Notes payable.................................................................................   $  207,700    $   34,952
  Long-term debt due within one year............................................................       91,895        91,895
                                                                                                   ----------    ----------
     Total short-term debt......................................................................      299,595       126,847
Long-term debt..................................................................................      560,912       735,912
                                                                                                   ----------    ----------
     Total debt.................................................................................      860,507       862,759
                                                                                                   ----------    ----------
Stockholders' equity:
  Preferred stock, $10 par value; authorized shares, 3,000,000; outstanding shares, none........           --            --
  Common stock, $2 par value; authorized shares, 250,000,000; outstanding shares, 54,414,297....      108,830       108,830
  Capital in excess of par value................................................................      195,374       195,374
  Unrealized gain on investments................................................................       10,797        10,797
  Retained earnings.............................................................................      337,386       337,386
                                                                                                   ----------    ----------
     Total stockholders' equity.................................................................      652,387       652,387
                                                                                                   ----------    ----------
       Total capitalization.....................................................................   $1,512,894    $1,515,146
                                                                                                   ----------    ----------
                                                                                                   ----------    ----------

          SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEILIG-MEYERS

     The selected consolidated financial information set forth below is qualified in its entirety by and should be read in conjunction with the audited consolidated financial statements and notes thereto, and the unaudited consolidated financial statements and the notes thereto for the three month period ending May 31, 1997, in each case included in the documents incorporated by reference into the Prospectus accompanying this Prospectus Supplement. The selected financial data for the five years ended February 28, 1997 are derived from the consolidated financial statements of Heilig-Meyers which have been audited by Deloitte & Touche LLP, independent certified public accountants. See "Experts."

                 SUMMARY FINANCIAL INFORMATION OF HEILIG-MEYERS

                                                          THREE MONTHS
                                                             ENDED
                                                            MAY 31,
                                                          (UNAUDITED)                 YEAR ENDED FEBRUARY 28/29,
                                                        ----------------    ----------------------------------------------
                                                         1997      1996      1997      1996      1995      1994      1993
                                                        ------    ------    ------    ------    ------    ------    ------
                                                                  ($ IN MILLIONS, EXCEPT PERCENTAGES AND RATIOS)
Consolidated Statement of Earnings Data
Revenues
  Sales..............................................   $  489    $  301    $1,342    $1,138    $  956    $  724    $  550
  Other income.......................................       77        57       251       221       196       140       108
                                                        ------    ------    ------    ------    ------    ------    ------
     Total revenues..................................      566       358     1,593     1,359     1,152       864       658

Costs and expenses
  Costs of sales.....................................      320       194       876       752       618       460       351
  S,G&A..............................................      186       115       526       436       350       260       200
  Interest...........................................       15        11        48        41        33        24        23
  Provision for doubtful accounts....................       23        19        81        65        45        32        24
                                                        ------    ------    ------    ------    ------    ------    ------
     Total costs and expenses........................      544       339     1,531     1,294     1,046       776       598
                                                        ------    ------    ------    ------    ------    ------    ------
Earnings before income taxes.........................       22        19        62        65       106        88        60
Provision for income taxes...........................        8         7        22        23        39        33        22
                                                        ------    ------    ------    ------    ------    ------    ------
Net earnings.........................................   $   14    $   12    $   40    $   42    $   67    $   55    $   38
                                                        ------    ------    ------    ------    ------    ------    ------
                                                        ------    ------    ------    ------    ------    ------    ------

Other Data
EBITDA...............................................   $   50    $   38    $  144    $  135    $  163    $  132    $   98
Depreciation and amortization........................       13         8        34        29        24        21        16
EBIT.................................................       37        30       110       106       139       111        82
Capital expenditures.................................       39        15        84        40        49        36        27
Acquisitions.........................................        3         2        59        52       132        75        26

Ratio of net debt to prior 12 months EBITDA..........      5.4x      4.5x      5.6x      4.0x      3.2x      3.4x      3.4x
Ratio of EBITDA to interest..........................      3.2       3.6       3.0       3.3       4.9       5.5       4.3
Ratio of earnings to fixed charges...................      1.6       1.7       1.5       1.6       2.3       2.5       2.3
Total debt to total capitalization...................     56.9%     52.5%     56.0%     51.9%     52.3%     51.4%     52.6%
Net debt to net capitalization.......................     56.2      52.1      55.5      51.2      51.8      51.1      52.3

Return on assets.....................................      1.3%      1.5%      4.6%      5.4%      7.8%      7.7%      7.5%
Return on equity.....................................      2.1       2.4       6.9       8.2      14.5      14.9      13.3

Number of stores.....................................      989       739       944       716       647       570       425

Balance Sheet Data (at end of period)
Cash.................................................   $   22    $   11    $   15    $   16    $   10    $    6    $    4
Accounts receivable, net.............................      624       542       597       519       538       535       398
Inventory............................................      443       321       433       293       254       184       132
Property, plant and equipment, net...................      394       224       367       216       203       168       127
Total assets.........................................    1,906     1,352     1,837     1,289     1,209     1,050       766
Notes payable........................................      208       221       156       190       140       173       113
Long-term debt (incl. current portion)...............      653       363       662       370       399       286       226
Total debt...........................................      861       584       818       560       539       459       339
Total stockholders' equity...........................      652       528       643       519       490       433       306

                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. CAPITALIZED TERMS NOT DEFINED IN THIS PROSPECTUS SUPPLEMENT HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PROSPECTUS.

     The Notes are to be issued under an Indenture, dated as of August 1, 1996 (the "Indenture"), among MacSaver, Heilig-Meyers and First Union National Bank of Virginia, as Trustee (the "Trustee"), which is more fully described in the accompanying Prospectus under "Description of Debt Securities."

GENERAL

     The Notes are a separate series of Debt Securities under the Indenture described in the Prospectus and will be limited to $175,000,000 aggregate principal amount. The Notes will be issued only in book-entry form in denominations of $1,000 and integral multiples of $1,000, will bear interest from August 1, 1997 at the annual rate set forth on the cover page of this Prospectus Supplement, and will mature on August 1, 2007. Interest will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998, to the persons in whose names the Notes are registered at the close of business on the January 15 or July 15 preceding such interest payment date. The Notes will not be redeemable prior to their stated maturity date and will not be entitled to any sinking fund.

     Principal of and interest on the Notes will be payable at the office or agency of MacSaver to be maintained in the Borough of Manhattan, The City of New York, initially at First Union National Bank, 40 Broad Street, 5th Floor, Suite 500, New York, New York 10004; provided, however, that at the option of MacSaver payment of interest may be made by check mailed to the registered Holders of the Notes.

RANKING

     The Notes will be unsecured obligations of MacSaver, will rank equally and ratably with other unsecured and unsubordinated indebtedness of MacSaver and will be unconditionally guaranteed as to payment of principal and interest by Heilig-Meyers. The Guarantees will be unsecured obligations of Heilig-Meyers and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Heilig-Meyers.

BOOK-ENTRY PROCEDURES

     Upon issuance, all Notes will be represented by one or more fully registered global notes (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depositary Trust Company, as Depositary ("DTC" or the "Depositary"), registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary.

     The Depositary has advised MacSaver as follows: the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Ownership of beneficial interests in the Notes will be limited to persons that have accounts with the Depositary ("participants") or other persons that may hold interests through participants. The Depositary has advised MacSaver that upon the issuance of the Global Notes representing the Notes, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the

Notes. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. MacSaver understands that under existing industry practices, in the event that MacSaver requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payment of principal of, and interest on, Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Notes representing such Notes. None of MacSaver, the Trustee or any other agent of MacSaver or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Depositary, upon receipt of any payment of principal or interest in respect of a Global Note, will credit the accounts of the participants with payment in amounts proportionate to their respective beneficial interests in such Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If (x) the Depositary is at any time unwilling or unable to continue as Depositary with respect to Global Notes or the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) MacSaver executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be transferable and exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes, the Global Notes will be transferable or exchangeable for Notes in definitive form of like tenor in an equal aggregate principal amount. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Notes.

ADDITIONAL COVENANTS OF HEILIG-MEYERS

     In addition to the covenants set forth in the Prospectus, the following covenants will be applicable to the Notes.

     LEVERAGE RATIO. Heilig-Meyers must maintain, as of the last day of each fiscal year of Heilig-Meyers, a ratio of Consolidated Debt to Consolidated Total Capital of not more than 0.65 to 1.00.

     "Consolidated Debt" means the aggregate amount of all Debt of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "Debt" means Indebtedness less all accounts payable and expenses incurred in the ordinary course of business which would otherwise be included as Indebtedness.

     "Consolidated Total Capital" means the sum of Consolidated Debt plus the aggregate amount of total stockholders' equity of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     FIXED CHARGE COVERAGE RATIO. Heilig-Meyers may not, and may not permit any Restricted Subsidiary to, issue, assume, guarantee, incur, create or otherwise become liable in respect of any Debt unless the ratio of Cash Flow to Fixed Charge, calculated for the immediately preceding period of four consecutive fiscal quarters, after giving effect, on a pro forma basis as if incurred at the beginning of such period, to such Debt and to any other Debt incurred since the end of such period, would equal or exceed 1.15 to 1.00, except that Heilig-Meyers or any Restricted Subsidiary may issue, assume, guarantee, incur, create or otherwise become liable in respect of (i) Debt of a Restricted Subsidiary payable to Heilig-Meyers or to a Restricted Subsidiary, (ii) Debt arising under bank loan facilities existing on the date of the Indenture or established after such date in accordance with the Indenture (as such facilities may be increased, extended, renewed or otherwise amended, supplemented or modified from time to time) (the aggregate principal amount of loans outstanding or available under such facilities on June 30, 1997 was $460,000,000, which amount may be increased in the future), (iii) Debt of any corporation or other entity outstanding at the time such corporation or other entity became a Restricted Subsidiary (and not incurred in contemplation thereof), (iv) Debt incurred to finance the purchase, construction or other acquisition of assets if such Debt could be secured by such assets in accordance with the Indenture (see "RESTRICTIONS ON LIENS" in the Prospectus), (v) Attributable Debt otherwise permitted under the Indenture (see "RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS" in the Prospectus), (vi) deferred payment obligations representing the unpaid purchase price of property, assets or services or Debt arising under any conditional sale or other title retention agreement, (vii) Debt not otherwise permitted by clauses (i) through (vi) above in an aggregate outstanding principal amount not to exceed $50,000,000 and (viii) Debt incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of Heilig-Meyers or any Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (vii) above), provided that (A) the principal amount of such Debt does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded plus all interest accrued thereon and all related fees and expenses (including, without limitation, any payments made in connection with the procurement of any required lender or similar consents), and
(B) for purposes of this clause (viii), Debt arising under bank loan facilities may only be refinanced, replaced or refunded with other bank loan facilities or with Debt that is subordinated to the Notes.

     "Cash Flow" means, for any period, the sum of (i) the consolidated net income of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period plus (ii) Lease Expense for such period plus (iii) Interest Expense for such period plus (iv) the aggregate amount deducted in determining such consolidated net income in respect of income taxes, depreciation or amortization.

     "Lease Expense" means, for any period, the consolidated lease expense of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period (excluding any portion of lease expense in respect of capitalized leases).

     "Interest Expense" means, for any period, the consolidated interest expense of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period (including, without limitation, the portion of any obligation under capitalized leases allocable to interest expense in accordance with generally accepted accounting principles).

     "Fixed Charge" means, for any period, the sum of (i) Lease Expense for such period plus (ii) Interest Expense for such period.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, MacSaver has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the respective principal amounts of Notes set forth opposite its name below:

                                                                                                                PRINCIPAL
                                                                                                                  AMOUNT
                                                UNDERWRITER                                                      OF NOTES
                                               -------------                                                   ------------
Goldman, Sachs & Co.........................................................................................   $ 87,500,000
NationsBanc Capital Markets, Inc............................................................................     43,750,000
Salomon Brothers Inc........................................................................................     43,750,000
                                                                                                               ------------
  Total.....................................................................................................   $175,000,000
                                                                                                               ------------
                                                                                                               ------------

     Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.60% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. MacSaver and Heilig-Meyers have been advised by the Underwriters that they intend to make markets in the Notes but are not obligated to do so and may discontinue market making with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Each of Heilig-Meyers and MacSaver has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time Heilig-Meyers has retained each of the Underwriters, and MacSaver has retained certain of the Underwriters, to perform various investment banking and financial advisory services, for which they have received customary fees. Charles A. Davis, a director of Heilig-Meyers, is a limited partner of Goldman, Sachs & Co.

     NationsBanc Capital Markets, Inc. is an affiliate of NationsBank, N.A., an agent and lender under a credit agreement with MacSaver and Heilig-Meyers. MacSaver intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to NationsBank, N.A. Accordingly, the offering of the Notes is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

                             VALIDITY OF SECURITIES

     The validity of the Notes and related Guarantees offered hereby will be passed upon for MacSaver and Heilig-Meyers by McGuire, Woods, Battle & Boothe, L.L.P., One James Center, Richmond, Virginia 23219, and for the Underwriters by Sullivan & Cromwell, 1701 Pennsylvania Avenue, Washington, D.C. 20006. Sullivan & Cromwell will rely as to all matters governed by Virginia law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MACSAVER OR HEILIG-MEYERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                       PAGE
                                                       ----
The Issuer..........................................    S-2
Heilig-Meyers Company...............................    S-2
Use of Proceeds.....................................    S-2
Capitalization......................................    S-3
Selected Consolidated Financial Information of
  Heilig-Meyers.....................................    S-4
Description of Notes................................    S-5
Underwriting........................................    S-8
Validity of Securities..............................    S-8


                     PROSPECTUS

Available Information...............................      2
Incorporation of Certain Documents by Reference.....      2
Heilig-Meyers Company...............................      4
Use of Proceeds.....................................      6
Ratio of Earnings to Fixed Charges..................      6
Description of Debt Securities......................      6
Description of Common Stock.........................     17
Description of Warrants.............................     19
United States Taxation..............................     20
Plan of Distribution................................     28
Validity of Securities..............................     29
Experts.............................................     29

                                  $175,000,000

                               MACSAVER FINANCIAL
                                 SERVICES, INC.
                         7.60% NOTES DUE AUGUST 1, 2007

                            GUARANTEED AS TO PAYMENT
                          OF PRINCIPAL AND INTEREST BY

                                 HEILIG-MEYERS
                                    COMPANY

                            ------------------------
                                     [LOGO]
                            ------------------------
                              GOLDMAN, SACHS & CO.
                       NATIONSBANC CAPITAL MARKETS, INC.
                              SALOMON BROTHERS INC

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